EMPLOYEE SOLUTIONS, INC.

                                 EXHIBIT 10.11.1
                             TO REPORT ON FORM 10-K


                     Amendment No. 1 to Employment Agreement


         This Amendment is made this 9th day of March, 1999 by and between Employee Solutions, Inc., an Arizona corporation (the "Company"), and Mark J. Gambill ("Employee") and amends the Employment Agreement between the Company and Employee dated as of April 16, 1998.

         The parties consent to the following amendment: Section 1 of the Agreement is replaced with the following:

                  1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve in an executive capacity and Employee accepts such employment and agrees to dedicate all of his business time and effort to Company business and perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Company's Chief Executive Officer, President and/or Board of Directors (the "Board"). Employee's title shall be Senior Vice President and Chief Marketing Officer, with responsibility for the Company's marketing and related functions and such executive responsibilities as may be assigned from time to time by, and subject to the direction of, the Board, the Chief Executive Officer and/or the President. Employee shall report directly to the Chief Executive Officer or President. Subject to Sections 7.f and 8, such title and duties may be changed from time to time by the Board, so long as Employee is maintained in an executive capacity throughout the term of his employment


"COMPANY"
                                                        "EMPLOYEE"
EMPLOYEE SOLUTIONS, INC.,
an Arizona corporation



By /s/ Quentin P. Smith                                 By /s/ Mark J. Gambill
   ----------------------------------                      ---------------------
   Quentin P. Smith, President and                         Mark J. Gambill
   Chief Executive Officer